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                                                                  Exhibit 12.1.2

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)



                                                                                           Year Ended December 31,
                                                                           -------------------------------------------------------
                                                                             1998        1999        2000        2001        2002
                                                                           -------     -------     -------     -------     -------
(Loss) income from continuing operations before income tax benefit
    (provision)(1)                                                         $(1,844)    $(1,366)    $  (848)    $(2,760)    $ 1,777

Add:
      Fixed charges                                                            900       1,185       1,633       1,874       1,544

Less:
      Interest capitalized                                                      55          46          88         127          52
      Preferred stock dividends on a pretax basis                              134         192         209         233         205

Less:
      Equity in losses of unconsolidated affiliates                            (12)        (73)       (152)        (95)        (76)
      Gain on deconsolidation of NII Holdings                                 --          --          --          --         1,218
      Losses attributable to minority interests                                 17          19          10           1        --
                                                                           -------     -------     -------     -------     -------
(Losses) Earnings as adjusted                                              $(1,138)    $  (365)    $   630     $(1,152)    $ 1,922
                                                                           =======     =======     =======     =======     =======

Preferred stock dividends                                                  $   149     $   192     $   209     $   233     $   211
Effective income tax rate                                                     89.9%      100.0%      100.0%      100.0%       97.0%
                                                                           -------     -------     -------     -------     -------
      Preferred stock dividends on a pretax basis                          $   134     $   192     $   209     $   233     $   205


Fixed Charges:
      Interest expense on indebtedness (including amortization
         of debt expense and discount)                                     $   656     $   878     $ 1,245     $ 1,403     $ 1,162
      Interest capitalized                                                      55          46          88         127          52
      Portion of rent expense representative of interest (30%)                  55          69          91         111         125
                                                                           -------     -------     -------     -------     -------
Fixed charges                                                              $   900     $ 1,185     $ 1,633     $ 1,874     $ 1,544
                                                                           =======     =======     =======     =======     =======


Ratio of earnings to fixed charges                                           (1.26)      (0.31)       0.39       (0.61)       1.24
                                                                           =======     =======     =======     =======     =======

(Deficiency) excess of earnings to cover fixed charges                     $(2,038)    $(1,550)    $(1,003)    $(3,026)    $   378
                                                                           =======     =======     =======     =======     =======


(1) In April 2002, we adopted SFAS No. 145 "Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of this adoption, the (loss) income from continuing operations before income tax benefit (provision) has been adjusted to reclassify gains and losses from extinguishments of debt as other income (expense) rather than as extraordinary items for all periods presented.